EXHIBIT 11
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                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                              Three Months Ended
                                                                   March 31,
                                                                2000        1999
                                                            ----------   ---------
   EARNINGS PER SHARE
      Net earnings available for common shares and
      common stock equivalent shares deemed to have a
      dilutive effect                                        $148,867    $197,766
                                                             ========    ========
      Basic earnings per share                                  $0.17       $0.23
                                                                =====       =====
      Diluted earnings per share                                $0.16       $0.21
                                                                =====       =====
      Shares used in basic earnings per share computation
      Weighted average common shares outstanding             $886,514    $878,798
                                                             ========    ========
      Shares used in diluted earnings per share computation
      Weighted average common shares outstanding             $928,010    $948,997

      Additional potentially dilutive effect of stock
      options                                                  41,496      70,199
                                                               ------      ------
                                                             $886,514    $878,798
                                                             ========    ========
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